INTERIM OPERATING AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into as of December 29, 1995 among Crowley, Milner and Company ("Crowley's"), a Michigan corporation, Steinbach Stores, Inc. ("Steinbach"), an Ohio corporation, and the shareholders (the "Shareholders") of Steinbach.

                                   RECITALS

         A. By agreement dated as of November 17, 1995 between Crowley's and the Shareholders (the "Purchase Agreement"), the Shareholders agreed to sell to Crowley's, and Crowley's agreed to purchase, all of the outstanding shares of Steinbach (the "Steinbach Shares"). This Agreement constitutes both the Acquired Stores Operation Agreement and the Non-Acquired Stores Operation Agreement described in Sections 4.10(a) and (b) of the Purchase Agreement. Except as otherwise indicated in this Agreement, capitalized terms used in this Agreement are defined as set forth in the Purchase Agreement.

         B. Steinbach operates twenty-four (24) department stores, of which the fifteen (15) stores (the "Acquired Stores") listed on Exhibit A to this Agreement are to continue to be the property of and to be operated by Steinbach after the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), and the nine (9) remaining stores (the "Non-acquired Stores") and certain office and warehouse/distribution properties (together with the Non-acquired Stores, the "Excluded Assets") are to be disposed of by Steinbach either prior to the Closing or as soon thereafter as, in the reasonable opinion of the Shareholders or their designated representative, is practicable.

         C. For purposes of determining the consideration to be paid by Crowley's for the Steinbach Shares, Steinbach's Net Book Value, as defined in the Purchase Agreement, is to be determined as of December 30, 1995 and will include the Acquired Stores and certain other assets and liabilities, as agreed upon by the parties, and will not include the Excluded Assets or the Excluded Liabilities.

         D. The Closing is subject to certain conditions which are not expected to be satisfied until early 1996. It is the intention of the parties that, subject to the terms of this Agreement and the Purchase Agreement, Steinbach be operated from December 30, 1995 until the Excluded Assets are disposed of, until the Purchase Agreement is terminated, or until the Closing, whichever is the latest to occur, (the "Contract Period") so as to ensure that the Acquired Stores are operated at the risk and for the benefit of Crowley's, as though Crowley's had become the sole shareholder of Steinbach at December 30, 1995 and as though the Acquired Stores, from and after that date, were the sole asset of Steinbach, and so that the Excluded Assets are operated or disposed of and the Excluded Liabilities are discharged by Steinbach at the risk and for the benefit of the Shareholders as though, from and after that date, the Excluded Assets were the property and the Excluded Liabilities were the obligations of the Shareholders.

         E. The parties recognize that, during the Contract Period and prior to the Closing, Crowley's desires to integrate the Acquired Stores into its department store operations, but may require the use of certain of the Excluded Assets and of Steinbach personnel to accomplish the transition, and that the Shareholders may require the assistance of Crowley's in the operation of one or more of the Non-acquired Stores prior to the disposition of those stores.

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                ACQUIRED STORES
         Section 1.1. Operation of Acquired Stores. During the Contract Period, the Acquired Stores shall be operated under the management and supervision of Crowley's. Subject only to the requirements of the Lease Contracts and the other contracts with third parties pertaining to the Acquired Stores and to applicable law, Crowley's shall have the right to determine and direct all store operations and policies, including, but not limited to, staffing, hours of operation, selection, purchase and pricing of merchandise, advertising and all other matters, whether similar or dissimilar to the foregoing, having to do with the operation of the Acquired Stores.

         Section 1.2. Revenues, Expenses and Risk of Loss. During the Contract Period, all revenues from the operation of the Acquired Stores and all costs, expenses, claims and charges of every kind relating to the operation and occupancy of the Acquired Stores after December 30, 1995 shall be for the account of Crowley's.

         All risk of damage to or loss of the Acquired Stores after December 30, 1995 shall be borne by Crowley's.

         Section 1.3. Sales and Other Taxes. Crowley's shall cause Steinbach to collect and pay, in accordance with applicable law, all sales, excise and gross receipts taxes payable to any taxing authority having jurisdiction for sales at the Acquired Stores during the Contract Period. The cost of such taxes shall be for the account of Crowley's. Upon request. Crowley's will provide to the Shareholders or their representative verification of the collection and payment of such taxes.

         Section 1.4. Compliance With Leases and Laws. Crowley's shall cause the Acquired Stores to be operated at all times during the Contract Period in accordance with applicable laws and shall observe and comply with all of the terms, covenants and conditions of the Lease Contracts and other contracts with third parties.

         Section 1.5. Insurance. Until the Closing, Steinbach will continue in effect all liability, casualty, property loss and other insurance coverage on the Acquired Stores and the conduct of business in the Acquired Stores. The cost of such coverage will be for the account of Crowley's, and all recoveries relating to any occurrence at any Acquired Store will be for the benefit of Crowley's.

         Section 1.6. Indemnification. Crowley's agrees to indemnify the Shareholders against and hold them harmless from any loss, damage or expense (including reasonable attorney's fees) suffered by them, or any of them, resulting from (i) any breach by Crowley's of this Agreement, including, but not limited to, any failure by Crowley's to comply with Sections 1.3 and 1.4 hereof, (ii) any claim asserted by any person employed in the operation of the Acquired Stores during the Contract Period arising from facts and circumstances after December 30, 1995, (iii) any claim based upon death, personal injury or property damage arising out of any occurrence at any Acquired Store during the Contract Period, and (iv) any claims made under letters of credit relating to obligations for inventory received after December 30, 1995.

                                  ARTICLE II
                    NON-ACQUIRED STORES AND EXCLUDED ASSETS

         Section 2.1. Interim Operation and Disposition of Excluded Assets. The Shareholders agree that, as soon as reasonably practicable after December 30, 1995, they will cause Steinbach to dispose of the Excluded Assets, to pay and discharge the Excluded Liabilities and to terminate all employees not associated with the operation of the Acquired Stores ("Terminated Employees") pursuant to Section 4.9(a) of the Purchase Agreement. Except as otherwise provided in this Agreement, the operation and disposition of the Excluded Assets and discharge of the Excluded Liabilities shall be for the account and benefit and at the sole risk of the Shareholders. Subject only to the requirements of the Purchase Agreement, agreements with third parties, including leases affecting the Excluded Assets, and applicable law, the Shareholders, acting through their designated representative, shall have the sole right to determine the time and manner of the liquidation of Non-acquired Store inventories, the termination of Terminated Employees, and the consideration for and terms of disposition of all other Excluded Assets. Subject to the discretion so reserved to them, the Shareholders shall use their best reasonably commercial efforts to terminate the Terminated Employees and dispose of the Excluded Assets and the Excluded Liabilities on or prior to the Closing Date. For purposes of this Agreement, the term "Excluded Assets" shall include inventory held in Steinbach's warehouse and distribution center at the close of business on December 30, 1995, but shall not include inventory held in any Acquired Store, except as otherwise agreed to by the parties.

         Section 2.2. Revenues, Expenses and Risk of Loss. During the Contract Period, all revenues and proceeds from the operation and disposition of the Excluded Assets and all costs, expenses, claims and charges of every kind relating to the operation, occupancy and disposition of the Excluded Assets and the payment and discharge of the Excluded Liabilities shall be for the account of the Shareholders. To the extent that cash provided by the operation and disposition of the Excluded Assets is insufficient for the payment of such costs and expenses', the funding of any such deficiency will be the Shareholders' responsibility.

         All risk of damage to or loss of the Excluded Assets shall be borne by the Shareholders.

         Section 2.3. Sales and Other Taxes. The Shareholders shall cause to be collected and paid, in accordance with applicable law all taxes related to the operation and disposition of Excluded Assets and the Excluded Liabilities, as well as all sales, excise and gross receipts taxes payable to any taxing authority having jurisdiction for sales at the Non-acquired Stores subsequent to December 30, 1995. The cost of such taxes will be for the account of the Shareholders. Upon request, the Shareholders will cause to be provided to Crowley's verification of the collection and payment of such taxes.

         Section 2.4. Compliance With Applicable Agreements and Laws. The Shareholders shall cause the Excluded Assets to be operated and maintained at all times subsequent to December 30, 1995 and until such Excluded Assets are no longer held in the name of Steinbach's in accordance with applicable laws, and shall observe and comply with all of the terms, covenants and conditions of applicable leases and agreements with third parties.

         Section 2.5. Insurance. The Shareholders shall cause Steinbach to continue in effect during the Contract Period all liability, casualty, property loss and other insurance coverage on the Excluded Assets and the conduct of business in the Excluded Assets. The cost of such coverage will be for the account of the Shareholders, and any recoveries relating to any occurrence at any of the Excluded Assets will be for the benefit of the Shareholders.

         Section 2.6. Indemnification. The Shareholders agree to indemnify Crowley's against and hold it harmless from any loss, damage or expense (including reasonable attorneys' fees) suffered by it resulting from (i) any breach by the Shareholders of this Agreement, including, but not limited to, any failure by the Shareholders to comply with Sections 2.3 and 2.4 hereof, (ii) any claim asserted by any person employed in the operation of any of the Excluded Assets during the Contract Period, and (iii) any claim based upon death, personal injury or property damage arising out of any occurrence at any Non-acquired Store during the Contract Period.

                                  ARTICLE III
                                 OTHER MATTERS

         Section 3.1. Interim Provision of Services. Upon request of the Shareholders to Crowley's, Crowley's will provide personnel and administrative services to assist in the operation of Non-Acquired Stores, and upon request of Crowley's to the Shareholders, the Shareholders will cause Steinbach to provide administrative services to assist in the operation of the Acquired Stores and the integration of the Acquired Stores into Crowley's department store operation; provided, however, that the provision of such assistance will not interfere with the orderly operation and liquidation of the Excluded Assets in the case of assistance requested by Crowley's, and provided that the provision of such assistance will not interfere with the orderly conduct of Crowley's business, including the operation of the Acquired Stores, in the case of assistance requested by the Shareholders. Services provided hereunder will be paid for by the party requesting such assistance at the cost thereof recorded on the books of Steinbach in the case of services requested by Crowley's, and at the cost thereof recorded on Crowley's books in the case of services requested by the Shareholders, unless the parties shall otherwise agree.

         Section 3.2. Obligations under National City Bank Loan Agreement. Notwithstanding the undertaking by the Shareholders and Steinbach in Section 4.9(b) of the Purchase Agreement, Crowley's has requested that Steinbach's existing line of credit with National City Bank and related loan agreement ("the NCB Line of Credit") not be terminated until the Closing, and that Steinbach be permitted to continue to make draws thereunder in connection with the operation of the Acquired Stores; Steinbach and the Shareholders agree that the NCB Line of Credit will be maintained and the loan agreement will not be terminated until the Closing. All advances made to Steinbach under the NCB Line of Credit after December 30, 1995, in connection with the operation of the Acquired Stores will be for Crowley's account and, to the extent that such advances are not repaid from revenues from the operation of the Acquired Stores, Crowley's will pay or will advance funds to Steinbach for the payment of such advances and all related interest and fees. All advances made to Steinbach under the NCB Line of Credit after December 30, 1995, which pertain to the Excluded Assets or the Excluded Liabilities will be for the Shareholders' account and, to the extent that such advances are not repaid from revenues from the operation and disposition of the Excluded Assets, the Shareholders will pay or will advance funds to Steinbach for the payment of such advances and all related interest and fees. The parties further agree that advances under the NCB Line of Credit made in connection with the operation of the Acquired Stores will be limited to an amount outstanding at any one time not in excess of 20% of the retail value of the inventory held for the Acquired Stores and that the NCB Line of Credit will be terminated and all advances thereunder will be repaid on the date the Closing occurs.

         Section 3.3. Steinbach's Books and Records; Final Accounting. Crowley's and the Shareholders will cause Steinbach to keep books and records of account of the operation of the Acquired Stores and the operation and disposition of the Excluded Assets and the Excluded Liabilities accurately reflecting the allocation of revenues and expenses according to the intent of this Agreement. As soon as practicable following the end of the Contract Period Crowley's and the Shareholders will cause Steinbach to prepare and submit to the Shareholders and Crowley's a statement of the results of its operations during the Contract Period and such allocation, and Steinbach will distribute to the Shareholders all amounts shown to be due to them (or the Shareholders will pay to Steinbach all amounts shown to be due from them) hereunder.

         Section 3.4. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to principles of conflicts of law.

         Section 3.5. Counterparts and Modification. This Agreement may be executed in counterpart originals and may not be modified except in a writing executed by each of the parties hereto.

         Section 3.6. Headings. Headings used herein are for convenience only and are not to be used to interpret the meaning of this Agreement.

         Section 3.7. Further Assurances. Each of the parties agree, from time to time during the Contract Period when so requested by another party, to perform, execute, acknowledge or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds and assurances as may be reasonably required to effect the purpose and transactions described in this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          CROWLEY, MILNER AND COMPANY

                                          By:
                                             ---------------------------
                                          Its:
                                             ---------------------------


                                          STEINBACH STORES, INC.

                                          By:
                                             ____________________________
                                          Its:____________________________


                                          JEROME SCHOTTENSTEIN SUBCHAPTER S
                                          TRUSTS NOS. 1 THROUGH 1O,
                                          SHAREHOLDERS

                                          By: ____________________________
                                              Jay L. Schottenstein, Trustee
                                              for each of the above-named
                                              Trusts

                                   EXHIBIT A

                                      to

                          Interim Operating Agreement


                                Acquired Stores


New England
         1    University Mall, Burlington, Vermont (store #22)
         2    Champlain Center North, Plattsburg, New York (store #20)
         3    Steeplegate Mall, Concord, New Hampshire (store #39)

Albany
         4    Clifton Country Mall, Clifton Park, New York (store #4)
         5    Northway Plaza, Glens Falls, New York (store #11)

Syracuse
         6    Riverside, North Utica, New York (store #19)
         7    Salmon Run Mall, Watertown, New York (store #15)
         8    New Hartford Shopping Center, New Hartford, New York
              (store #18)

Mid New York
         9    Newburg Mall, Newburg, New York (store #6)
         10   Downtown Tarrytown, Tarrytown, New York (store #9)

Connecticut
         11   Blackrock Shopping Center, Fairfield, Connecticut (store #23)
         12   Hamden Mart, Hamden, Connecticut (store #25)
         13   Waterford Shopping Center, Waterford, Connecticut (store #24)

South New Jersey
         14   Brick Plaza, Bricktown, New Jersey (store #55)
         15   Downtown Red Bank, Red Bank, New Jersey (store #64)